VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

Washington, D.C. 20549

May 27, 2020

Re:	Invesco DB US Dollar Index Trust

Invesco DB US Dollar Index Bullish Fund

Registration Statement on Form S-3 (Registration Nos. 333-238191 and 333-238191-01)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Invesco DB US Dollar Index Trust and Invesco DB US Dollar Index Bullish Fund hereby request acceleration of the effective date of the Registration Statement on Form S-3 (Registration Nos. 333-238191 and 333-238191-01, respectively), so that it becomes effective at 4:00 p.m., Eastern Time, on May 29, 2020, or as soon as practicable thereafter.

Invesco DB US Dollar Index Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Daniel Draper
		Title:	Principal Executive Officer

Invesco DB US Dollar Index Bullish Fund, a series of Invesco DB US Dollar Index Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Daniel Draper
		Title:	Principal Executive Officer

*By:	/s/ Adam Henkel
	Name:	Adam Henkel
	Title:	Attorney-in-fact